Exhibit 4.17

UNION PACIFIC RESOURCES GROUP INC.,

UNION PACIFIC RESOURCES INC.,

UPR CAPITAL COMPANY,

ANADARKO PETROLEUM CORPORATION,

as Guarantor

And

THE BANK OF NEW YORK

as Trustee

First Supplemental Indenture
Dated as of July 14, 2000

to

Indenture

Dated as of April 13, 1999

providing for the Guarantee of all Securities
to be Issued or Previously Issued under
the Trust Indenture

FIRST SUPPLEMENTAL INDENTURE

FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”) dated as of July 14, 2000, among UNION PACIFIC RESOURCES GROUP INC., a Utah corporation having its principal office at 777 Main Street, Fort Worth, Texas 76102 (the “Company”) and UNION PACIFIC RESOURCES, INC., an Alberta corporation having its principal office at 400,425 First Street, S.W., Calgary, Alberta, Canada T2P 4V4 (“UPRI”), UPR CAPITAL COMPANY, a Nova Scotia unlimited liability company (“UPR Capital” and together with UPRI, the “Subsidiary Issuers”), ANADARKO PETROLEUM CORPORATION, a Delaware corporation, having its principal office at 17001 Northchase Drive, Houston, Texas 17060, as Guarantor (“Guarantor” or “Anadarko”), and THE BANK OF NEW YORK, a New York banking corporation (the “Trustee”), having its principal corporate trust office at 101 Barclay Street, Floor 21W, New York, N.Y. 10286.

WHEREAS, by an indenture (hereinafter referred to as the “Indenture”) dated as of April 13, 1999, between the Company, the Subsidiary Issuers, and the Trustee, provision was made for the issue of Securities of the Company or the Subsidiary Issuers in one or more series; and

WHEREAS, under and in accordance with the terms of the Indenture, there have heretofore been issued two series of Securities of the Company (the “Issued Securities”); and

WHEREAS, the Company and Anadarko are parties to an Agreement and Plan of Merger, dated as of April 2, 2000, pursuant to which the Company will become a wholly-owned subsidiary of Anadarko (the “Merger”); and

WHEREAS, Anadarko desires to unconditionally and irrevocably guarantee the full and punctual payment of principal of and interest on the Securities (including the Issued Securities) when due, whether at maturity, by acceleration, by redemption or otherwise, and all other monetary obligations of the Company and the Subsidiary Issuers under the Indenture (including obligations to the Trustee) and the Securities, and the full and punctual performance within applicable grace periods of all other obligations of the Company and the Subsidiary Issuers under the Indenture, as supplemented from time to time, and the Securities; and

WHEREAS, neither the Company nor any of the Subsidiary Issuers is in default under the Indenture; and

WHEREAS, all necessary acts and proceedings have been done and taken and all necessary resolutions passed to authorize the execution and delivery of this Supplemental Indenture and to make the same legal and valid and binding upon the Company, the Subsidiary Issuers and Anadarko upon compliance with the conditions set forth herein; and

WHEREAS, the foregoing recitals are made as representations and statements of fact by the Company, the Subsidiary Issuers and Anadarko and not by the Trustee;

NOW, THEREFORE, in consideration of the premises and the covenants herein contained, the parties hereto agree as follows:

Article 1
Amendment of Indenture

The Company, the Subsidiary Issuers, Anadarko and the Trustee hereby agree that the following provisions of this Supplemental Indenture supplement the Indenture with respect to all Securities issued or to be issued thereunder:

1.01	The Guarantee.

(a)
Anadarko irrevocably and unconditionally guarantees (the “Guarantee”) to each Holder of Securities and to the Trustee and its successors and assigns, (i) the full and punctual payment of principal of and interest on the Securities when due, whether at maturity, by acceleration, by redemption or otherwise, and all other monetary obligations of the Company and the Subsidiary Issuers under this Indenture (including obligations to the Trustee) and the Securities and (ii) the full and punctual performance within applicable grace periods of all other obligations of the Company and the Subsidiary Issuers under this Indenture and the Securities.

(b)	Anadarko further agrees that the Guarantee constitutes a guarantee of payment, performance and compliance and not merely of collection.

(c)	The obligations of Anadarko to make any payment hereunder may be satisfied by causing the Company or the Subsidiary Issuers to make such payment.

(d)
Anadarko also agrees to pay any and all costs and expenses (including reasonable attorneys’ fees) incurred by the Trustee or any Holder of Securities in enforcing any of their respective rights under the Guarantee.

1.02	Subrogation.

Anadarko shall be subrogated to any of the rights (whether contractual, under applicable laws or otherwise) of any Holder against the Company, the Subsidiary Issuers, or any other Person or against any Holder for the payments in respect of any amounts to any Holder pursuant to the provisions of this Guarantee; provided, however, that Anadarko shall not be entitled to enforce, or to receive any payments arising out of or based upon, such right of subrogation until the principal of and any premium and interest on all the Securities of the same series shall have been paid in full.

Article 2
Condition Precedent

2.01	Consummation of Merger

The obligations of the parties under this Supplemental Indenture are subject to the prior consummation of the Merger.

Article 3
Miscellaneous Provisions

3.01	Confirmation of lndenture

Except as expressly amended hereby, the Indenture, as amended and supplemented by this Supplemental Indenture, is in all respects ratified and confirmed, and all the terms, conditions and provisions thereof remain in full force and effect.

3.02	Acceptance of Trusts

The Trustee hereby accepts the trusts in this Supplemental Indenture declared and provided for and agrees to perform the same upon the terms and conditions and subject to the provisions set forth in the Indenture as supplemented by this Supplemental Indenture.

3.03	Governing Law

This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.

3.04	Headings

The headings of this Supplemental Indenture are for convenience only and shall not affect the construction hereof.

3.05	Counterparts

This Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original; and all such counterparts shall together constitute but one and the same instrument.

3.06	Defined Terms

Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

IN WITNESS WHEREOF the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year first above written.

UNION PACIFIC RESOURCES GROUP INC.

By:	/s/ Morris B. Smith
Name: Morris B. Smith
Title Vice President, Chief Financial Officer and Treasurer

By:	/s/ Kerry R. Brittain
Name: Kerry R. Brittain
Title: Vice President, General Counsel and Secretary

UNION PACIFIC RESOURCES INC.

By:	/s/ Morris B. Smith
Name: Morris B. Smith
Title: Vice President, Chief Financial Officer and Treasurer

By:	/s/ Kerry R. Brittain
Name: Kerry R. Brittain
Title: Vice President

UPR CAPITAL COMPANY

By:	/s/ Morris B. Smith
Name: Morris B. Smith
Title: Vice President, Finance and Chief Financial Officer

By:	/s/ Kerry R. Brittain
Name: Kerry R. Brittain
Title: Vice President

ANADARKO PETROLEUM CORPORATION

By:	/s/ A. L. Richey
Name: A. L. Richey
Title: Vice President and Treasurer

By:	/s/ Suzanne Suter
Name: Suzanne Suter
Title: Corporate Secretary

THE BANK OF NEW YORK

By:	/s/ Van K. Brown
Name: Van K. Brown
Title: Assistant Vice President